PRESS  RELEASE

CONTACT:
--------
Brian Bonar, Chief Executive Officer, Imaging Technologies Corporation 17075 Via Del Campo San Diego, CA 92127
(858)  451-6120  e-mail  bbonar@itec.net

      IMAGING TECHNOLOGIES TO ISSUE FORM 10-K FOR YEAR ENDED JUNE 30, 2003
                  REPORT TO BE ISSUED WEEK OF OCTOBER 20, 2003

SAN DIEGO, October 14, 2003 /PRNewswire/ -- Imaging Technologies Corporation (OTC Bulletin Board: IMTO) today announced that will file its Form 10-K for the year ended June 30, 2003 during the week of October 20, 2003 - approximately one week late.

     Investors and shareholders are advised that it is likely that the Company's trading symbol on the NASD Electronic Bulletin Board will have an "e" designation due to the late filing.

     "The delay in issuing our Annual Report on Form 10-K is due to recent changes in our independent accountants," said Brian Bonar, ITEC Chairman and CEO. "ITEC's current independent accountants, appointed in September, expect to complete their work within the next week. However, the Company's prior auditors must also review the document, prior to its filing with the SEC," he explained.

     SEC requirements require the Form 10-K to be reviewed by independent accountants for three years (current plus two prior years). ITEC's 10-K will undergo review from the three independent accounting firms that have served ITEC over the past several years.

     As reported in ITEC's filing for the extension to file this Form 10-K, the Company anticipates that it will report lower gross revenues for the year ended June 30, 2003 as compared with the prior year because of lower product sales related to changes in business strategy. Revenues are estimated to be $4 million, most of which was realized in the 4th quarter.

     The Company also anticipates a substantial reduction in its net loss as compared to the prior year period. The Company expect to report a net loss of less than $5 million compared to a prior year loss of $13.7 million. ABOUT IMAGING TECHNOLOGIES CORP.

     Imaging Technologies Corporation (OTC Bulletin Board: IMTO) was founded in 1982. Headquartered in San Diego, California, the Company produces and distributes imaging products; and provides a variety of professional services related to human resources to businesses.

ITEC's SourceOne and EnStructure subsidiaries are professional employer organizations that provide a variety of personnel and human resources services to small to medium-sized businesses.

The Company owns controlling interested in Quik Pix, Inc. (Pink Sheets: QPIX), a leading visual marketing support firm located in Buena Park, California. The company's patented PhotoMotion is a unique color medium of multi-image transparencies. The process uses existing originals to create the illusion of movement, and allows for three to five distinct images to be displayed with an existing lightbox.

ITEC's imaging products include its proprietary suite of software applications - ColorBlind - which is devoted to color management for desktop and commercial printing and graphic arts.

The Company owns a controlling interest in Greenland Corporation. Greenland's ExpertHR subsidiary provides professional employer services (PEO) to niche markets. Greenland's Check Central subsidiary is an information technology company that has developed the Check Central Solutions' transaction processing system software and related MAXcash Automated Banking Machine (ABM kiosk designed to provide self-service check cashing and ATM-banking functionality. Greenland's common stock trades on the OTC Bulletin Board under the symbol GRLC. Information on the Company and its subsidiaries is available at the ITEC Web site at www.itec.net.

Statements in this press release may constitute forward-looking statements and are subject to numerous risks and uncertainties, including the failure to complete successfully the development of new or enhanced products, the Company's future capital needs, the lack of market demand for any new or enhanced products the Company may develop, any actions by the Company's partners that may be adverse to the Company, the success of competitive products, other economic factors affecting the Company and its markets, seasonal changes, and other risks detailed from time to time in the Company's filings with the U.S. Securities and Exchange Commission. The actual results may differ materially from those contained in this press release. The Company disclaims any obligation to update any statements in this press release.